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FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION NOs. 333-65588 and 333-107070

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 1, 2003)

$300,000,000

Northwest Airlines, Inc.

Fully and Unconditionally Guaranteed by
Northwest Airlines Corporation

10.000% NOTES DUE 2009

Interest payable on February 1 and August 1

The notes will bear interest at the rate of 10.000% per year. The notes will mature on February 1, 2009. We may not redeem the notes prior to the maturity date. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

The notes will rank equally with all unsecured and unsubordinated indebtedness of Northwest Airlines, Inc. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Northwest Airlines Corporation, the indirect parent of Northwest Airlines, Inc.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-7.

PRICE 96.227% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Note	96.227%	0.537%	95.690%
Total	$288,681,000	$1,611,000	$287,070,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this propsectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on January 29, 2004.

MORGAN STANLEY

January 26, 2004

        You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. Northwest Airlines, Inc. is offering to sell the notes and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sales of the notes.

PRESENTATION OF INFORMATION

        These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of the notes that Northwest Airlines, Inc. ("Northwest") is currently offering, and (b) the accompanying prospectus, which provides general information about Northwest's debt securities, some of which may not apply to the notes that Northwest is currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

        At varying places in this prospectus supplement and the prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the prospectus can be found is listed in the Table of Contents on the previous page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

        For more complete information about Northwest Airlines Corporation ("NWA Corp.", and together with its subsidiaries, the "Company " or "we") and Northwest, you should read this entire prospectus supplement and the accompanying prospectus, as well as the materials filed with the Securities and Exchange Commission that are considered to be part of such prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

SUMMARY

        You should read the following summary together with the more detailed information regarding the Company, the notes being sold in this offering and the financial statements and the notes to the financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

        NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline (as measured by 2002 revenue passenger miles) and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926, Northwest's business focuses on the development of a global airline network through its strategic assets that include:

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  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

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  an extensive Pacific route system with a hub at Tokyo;

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  a trans-Atlantic alliance with KLM Royal Dutch Airlines which operates through a hub in Amsterdam; and

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  a domestic and international alliance with Continental Airlines, Inc. and Delta Air Lines, Inc.

        Northwest has developed strategies that are designed to utilize these assets to the Company's competitive advantage.

        Our principal executive office is located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 and our telephone number is (612) 726-2111. Our internet address is www.nwa.com. Information on our website is not incorporated into this prospectus supplement and is not a part of this prospectus supplement.

The Offering

Issuer	Northwest.
Securities Offered	$300,000,000 aggregate principal amount of 10.000% Notes Due 2009.
Maturity	February 1, 2009.
Interest Payment Dates	Interest will be payable in cash on February 1 and August 1 of each year, beginning August 1, 2004.
Redemption	We may not redeem the notes prior to the maturity date.
Parent Guarantee
The notes will be fully and unconditionally guaranteed on a senior unsecured basis by NWA Corp., the indirect parent of Northwest. The guarantee will rank equally with all other unsecured and unsubordinated indebtedness of NWA Corp.
Ranking	The notes will rank equally with all unsecured and unsubordinated indebtedness of Northwest.
Form	One or more fully registered global notes in book-entry form.
Minimum Denominations	$1,000 and multiples thereof.
Delivery and Clearance
We will deposit the global notes with The Depository Trust Company ("DTC") in New York. You may hold an interest in the global notes through DTC, directly as a DTC participant or indirectly through organizations which are DTC participants.

RECENT DEVELOPMENTS

Recent Operating Results

        On January 23, 2004, we reported for our fourth quarter net income of $363 million, including $492 million of gains on sale of assets and other unusual items summarized below. This compares to a fourth quarter 2002 net loss of $488 million, including unusual items. For the full year 2003, we reported net income of $236 million, including unusual gains, compared to a full year 2002 net loss of $798 million, including unusual items.

        In the fourth quarter of 2003, we realized $492 million of unusual gains on sale of assets and other unusual items resulting from the following: the completion of an initial public offering of Pinnacle Airlines Corp., which generated a gain of $299 million; the sale of Northwest's holdings in Hotwire, the partial sale of our stock holdings in Orbitz, LLC, and the completion of a debt exchange, which together resulted in a net $45 million gain; and a transaction pertaining to Northwest debt secured by foreign real property, which resulted in a non-cash gain of $148 million. For the full year, we realized net unusual gains of $801 million. In addition to the $492 million of fourth quarter unusual gains, we realized unusual gains earlier in the fiscal year, including as a result of the sale of our interest in Worldspan, L.P. and the benefits from federal legislation suspending certain security fees and taxes.

        A complete copy of our operating results for the fourth quarter and full year 2003 appears on the F pages of this prospectus supplement.

2004 Pension Funding

        Our calendar year 2004 employee pension contributions are expected to be approximately $348 million. On December 23, 2003, we asked the U.S. Internal Revenue Service ("IRS") for permission to reschedule some of our plan year 2004 employee pension contributions which includes amounts due in 2004 and 2005. Pursuant to IRS rules, we applied for authorization to reschedule 2004 plan year contributions for our contract and salaried employees' pension plans. If our waiver applications are granted, or if certain deficit reduction contribution legislation currently pending before the U.S. Congress is enacted, our calendar year 2004 employee pension plan contributions would be reduced. However, should such waiver applications not be approved nor such legislation enacted, we would be required to use a portion of our current assets to make these plan contributions.

RISK FACTORS

        You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes.

        This prospectus supplement and the accompanying prospectus includes "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future financial position, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to the Airline Industry and the Company

  The airline industry is intensely competitive.

        The airline industry is highly competitive. Our competitors include all the other major domestic airlines as well as foreign, national, regional and new entrant airlines, some of which have more financial resources or lower cost structures than ours. On most of our routes, we compete with at least one of these carriers. Airline revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial impact on overall industry revenues. Such factors may become even more significant in periods when the industry experiences large losses, as airlines under financial stress may institute pricing structures intended to achieve near term survival rather than long-term viability.

        Industry revenues have declined significantly and we continue to experience significant operating losses.

        Since early 2001, the U.S. airline industry has suffered a significant decline in revenues versus what would have been expected based on historical growth trends. This shortfall has been caused by a number of factors.

        The rapid growth of low cost airlines has had a profound impact on industry revenues. Using the advantage of low unit costs, these carriers offer lower fares, particularly those targeted at business passengers, in order to shift demand from larger, more-established airlines. As a result of growth, these low cost carriers now transport nearly 25% of all domestic U.S. passengers compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 75% of all domestic U.S. passenger ticket sales compared to less than 20% a decade ago. As a result of their better financial performance, low cost carriers are expected to continue to grow their market share.

        While the advent of internet travel web sites has driven significant distribution cost savings for airlines, it has had a large negative impact on airline revenues. Having access to "perfect pricing information," air travel consumers have become more efficient at finding lower fare alternatives than in the past. The increased price consciousness of travelers, as well as the growth in distribution channels, has further motivated airlines to price aggressively to gain fare advantages through certain channels.

        The U.S. airline industry is one of the most heavily taxed of all industries. Taxes and fees now represent approximately 25% of what a passenger pays for an average domestic airline ticket, a percentage even greater than that for alcohol and tobacco products. These taxes and fees have grown significantly in the past decade. We believe that every dollar of tax or fee increase imposed on airline passengers roughly translates into a dollar of reduced airline revenue, particularly over the long run.

        The attacks of September 11, 2001 materially impacted and continue to impact air travel. Concerns about further terrorist attacks, which are unlikely to abate any time soon, have had a negative impact on air travel demand. Furthermore, security procedures introduced at airports since the attacks have increased, both in reality and in perception, the inconvenience of flying and thus further reduced demand.

        While the factors noted are believed to be lasting, if not permanent, and could in fact worsen over time, some of the current airline industry revenue shortfall is believed to be cyclical in nature. U.S. airline revenues have historically been and continue to be influenced by the strength of the U.S. economy. Furthermore, airline business revenues are greatly influenced by the growth in corporate profitability. The recent sluggishness of both the economy and corporate profitability has adversely affected airline revenues.

        The airline industry revenue decline has been further exacerbated in early 2003. In January, United Airlines, Inc. introduced a new pricing structure, reducing its highest business fares by 40-50%. This action and the resulting match by other airlines has reduced average fares without a corresponding increase in demand. The war in Iraq and its aftermath have also materially affected future airline bookings, particularly for international travel. The outbreak of severe acute respiratory syndrome, or SARS, also resulted in a material reduction in revenues and bookings, especially on routes to and from certain Asian destinations. The spread of SARS or other influenza-like illness, if it persists for an extended period, may materially adversely affect the airline industry, especially those airlines, including ourselves, with an extensive Pacific route network.

        Since the beginning of 2001, we have experienced a decrease in our operating revenues and have incurred significant operating losses. We do not anticipate that the revenue environment for us will materially improve in 2004.

  Due to industry seasonality, operating results for any interim periods are not necessarily indicative of those for the entire year.

        The airline industry is both cyclical and seasonal in nature. Due to seasonal fluctuations, our operating results for any interim period are not necessarily indicative of those for the entire year. Our second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months. In addition, our operating results for any interim period could be below the expectations of investors and the financial community. In that event, the price of our securities could decline.

  Airline bankruptcies could adversely affect the industry.

        Since September 11, 2001 several air carriers have sought to reorganize under Chapter 11 of the United States Bankruptcy Code, including United Airlines, Inc., the second largest domestic air carrier. Successful completion of such reorganizations could present us with competitors with significantly lower operating costs derived from labor, supply, and financing contracts renegotiated under the protection of the United States Bankruptcy Code. In addition, historically, air carriers involved in reorganizations have undertaken substantial fare discounting in order to maintain cash flows and to enhance continued customer loyalty. Such fare discounting could further lower yields for all carriers, including Northwest.

  Attempts to reduce labor costs may not be successful.

        Wages, salaries and benefits are our largest costs, representing 41% of our operating revenues in 2003. In light of the current revenue environment, a number of other airlines have significantly reduced or are attempting to significantly reduce labor expenses in order to get overall costs in line with revenues. We have begun preliminary discussions with our labor groups, and we are similarly seeking permanent reductions in wage, benefit structures and work rules. We cannot predict the outcome of negotiations to amend our labor contracts at this time.

        As of December 31, 2003, we had approximately 39,100 full-time equivalent employees of whom approximately 2,053 were foreign nationals working primarily in Asia. Unions represent approximately 90% of our employees. Collective bargaining agreements provide standards for wages, hours of work, working conditions, settlement of disputes and other matters. The major agreements with domestic employees became amendable or will become amendable on various dates as follows:

Employee Group	Approximate Number of Full-time Equivalent Employees Covered	Union	Amendable Date
Pilots	5,100	Air Line Pilots Association, International	9/13/03
Agents and Clerks	8,800	International Association of Machinists & Aerospace Workers	2/25/03
Equipment Service Employees and Stock Clerks	6,000	International Association of Machinists & Aerospace Workers	2/25/03
Flight Attendants	8,500	Professional Flight Attendants Association	5/30/05
Mechanics and Related Employees	5,700	Aircraft Mechanics Fraternal Association	5/11/05

        On July 23, 2003, we commenced negotiations with the Airline Pilots Association, International on a new contract. We have also entered into mediation with the International Association of Machinists & Aerospace Workers under the supervision of the National Mediation Board as we seek agreement on a new contract.

  Changes in government regulation could increase our operating costs and limit our ability to conduct our business.

        Airlines are subject to extensive regulatory requirements. In the last several years, Congress has passed laws and the U.S. Federal Aviation Administration has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. The U.S. Congress and the U.S. Department of Transportation have also proposed the regulation of airlines' responses to their competitors' activities. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot give assurance that laws or regulations enacted in the future will not adversely affect us.

  We are vulnerable to increases in aircraft fuel costs.

        Because fuel costs are a significant portion of our operating costs (14.5% for 2003), significant changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political unrest in Venezuela and the war with Iraq and its aftermath. Due to these and other events that would affect the global supply of aircraft fuel, the company may experience higher fuel prices or have to curtail scheduled services. A one-cent change in the cost of a gallon of fuel (based on 2003 consumption) would impact operating expenses by approximately $1.5 million per month. Changes in fuel prices may have a greater impact on us than some of our competitors because of the composition of our fleet. From time to time, we may hedge some of our future fuel purchases to protect against potential spikes in price. However, these hedging strategies may not always be effective.

  Our insurance costs have increased substantially, and further increases in insurance costs could harm our business.

        Following September 11, 2001, aviation insurers significantly increased airline insurance premiums and reduced the maximum amount of coverage available to airlines for certain types of claims. Total aviation and property insurance expenses were $66 million higher in 2003 than in 2000. As a result of the U.S. Airline Stabilization Act, the U.S. Homeland Security Act and the U.S. Emergency Wartime Supplemental Appropriations Act, the U.S. federal government assumes most war risk coverage. This coverage is scheduled to expire on August 31, 2004. While the government may again extend the deadline for when it will discontinue providing excess war risk coverage, we cannot assure that any extension will occur, or if it does, how long the extension will last. Should the government stop providing excess war risk coverage to the airline industry, it is expected that the premiums charged by aviation insurers for this coverage would be substantially higher than the premiums currently charged by the government. Aviation insurers could further increase insurance premiums in the event of a new terrorist attack or other events adversely affecting the airline industry. Significant increases in insurance premiums could negatively impact our financial condition and results of operations.

  Our indebtedness and other obligations, including pension funding liabilities, are substantial.

        We have substantial levels of indebtedness. As of December 31, 2003, we had long-term debt and capital lease obligations, including current maturities, of $8.29 billion. Of this indebtedness, 44% bears interest at floating rates. The amount of long-term debt that matures in 2004 is $668 million. Additionally, $1.49 billion matures in 2005, $781 million in 2006, $732 million in 2007 and $515 million in 2008. As of December 31, 2003, the principal portion of future minimum lease payments under capital leases were $64 million for 2004, $40 million for 2005, $29 million for 2006, $33 million for 2007 and $28 million for 2008. These levels of indebtedness do not include the obligation to redeem $236 million of convertible preferred stock. The amount of our indebtedness could limit our ability to obtain additional financing or could adversely affect our future financing costs, either of which could negatively affect our ability to operate our business or make future capital expenditures. Our ability to service our indebtedness and obligations could be adversely affected by many factors, including general economic conditions and other factors beyond our control.

        We also have noncontributory pension plans covering our pilots, other contract employees and salaried employees. Funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of December 31, 2002, our pension plans were underfunded by $3.95 billion as calculated in accordance with SFAS No. 87, Employers' Accounting for Pensions. On a current liability basis utilized for cash contribution purposes, the plans were underfunded by approximately $3.1 billion as of December 31, 2002. Absent asset returns exceeding plan assumptions, we will have to satisfy the underfunded amounts of our plans through cash contributions over time. The timing and amount of funding requirements depend upon a number of factors, including interest rates, asset returns, potential changes in pension legislation, our decision to make voluntary prepayments, applications for and receipt of waivers to reschedule contributions and changes to pension plan benefits. Among other effects, these factors may result in contributions for a particular plan year being made across multiple calendar years.

        In 2003, including amounts associated with a curtailment charge recorded in the quarter ended March 30, 2003, we recorded expenses in our qualified pension plans of approximately $490 million. Absent a significant change in the level of interest rates or the market value of plan assets between now and year-end, we anticipate 2004 expenses for these plans will not differ materially from the amount of such expenses incurred in 2003.

        Our calendar year 2004 employee pension contributions are expected to be approximately $348 million. On December 23, 2003, we asked the IRS for permission to reschedule some of our plan year 2004 employee pension contributions which includes amounts due in 2004 and 2005. Pursuant to IRS rules, we applied for authorization to reschedule 2004 plan year contributions for our contract and salaried employees' pension plans. If our waiver applications are granted, or if certain deficit reduction contribution legislation currently pending before the U.S. Congress is enacted, our calendar year 2004 employee pension plan contributions would be reduced. However, should such waiver applications not be approved nor such legislation enacted, we would be required to use a portion of our current assets to make these plan contributions.

        In addition, we operate in a capital-intensive industry. Periodically, we are required to make significant capital expenditures for new aircraft and related equipment. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures.

  We are exposed to foreign currency exchange rate fluctuations.

        We conduct a significant portion of our operations in foreign locations. As a result, we have operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies, principally the Japanese yen. Fluctuations in such foreign currencies can significantly affect our operating performance and the value of our assets located outside of the United States. From time to time, we use financial instruments to hedge our exposure to the Japanese yen. However, these hedging strategies may not always be effective.

Risks Related to the Offering and the Notes

  The notes and the guarantee of the notes are unsecured. The claims of certain other parties will have priority over your claims.

        At December 31, 2003, Northwest had $7.57 billion of long-term debt and capital lease obligations that would rank equally in right of payment with the notes, of which $6.04 billion was secured by Northwest's assets. At the same date, NWA Corp. had $5.01 billion of indebtedness which would rank equally in right of payment with the full and unconditional guarantee by NWA Corp. of the notes (the "Parent Guarantee"), none of which was secured by NWA Corp.'s assets, and no long-term debt that would rank senior in right of payment to the Parent Guarantee.

        The notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Northwest, and the Parent Guarantee will rank equally with all other unsecured and unsubordinated indebtedness of NWA Corp. The notes are effectively subordinated to the claims of Northwest's secured lenders, and the Parent Guarantee is effectively subordinated to the claims of NWA Corp.'s secured lenders and claims against NWA Corp.'s subsidiaries.

  There is no public market for the notes and we cannot assure you that an active trading market for the notes will develop.

        Prior to this offering, there has been no public market for the notes. Neither Northwest nor NWA Corp. intends to apply for listing of the notes on any securities exchange. The underwriter may assist in resales of the notes, but it is not required to do so. A secondary market for the notes may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes. If any active public market does not develop, the market price and liquidity of the notes may be adversely affected.

  The notes do not limit our ability to incur additional indebtedness, pay dividends or engage in certain transactions and do not afford protection to the holders of notes against some transactions, such as a change of control or declines in our credit ratings.

        The terms of the notes and NWA Corp.'s Parent Guarantee of the notes do not limit Northwest's or NWA Corp.'s ability to incur additional indebtedness that may rank equally in right of payment to the notes or the Parent Guarantee, to incur liens or to pay dividends or make distributions on, or redeem or repurchase, NWA Corp.'s capital stock. In addition, the notes do not contain provisions that would give holders of the notes the right to require Northwest to repurchase their notes in the event of a change of control of Northwest or a decline in the credit ratings of Northwest's or NWA Corp.'s debt securities resulting from a takeover, recapitalization or similar restructuring, or for any other reason.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the notes for working capital and general corporate purposes.

DESCRIPTION OF NOTES

        The following description of the notes (referred to in the accompanying prospectus as "Senior Debt Securities") supplements the more general description of the Senior Debt Securities that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of Debt Securities" in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. The following summary of certain terms of the notes and the Indenture (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section.

  General

        The 10.000% Notes Due 2009 offered hereby are a series of senior debt securities described in the accompanying prospectus.

        The notes will be general unsecured obligations of Northwest. The notes will mature on February 1, 2009 and will initially be limited to an aggregate principal amount of $300,000,000, although the Indenture provides that additional Senior Debt Securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by Northwest's Board of Directors. The notes will bear interest at the rate per annum of 10.000% from January 29, 2004 or from the most recent Interest Payment Date to which interest has been paid or provided for. Interest will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 2004 to the person in whose name the note (or any predecessor note) is registered at the close of business on the January 15 or July 15, as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will be a single series with the notes offered hereby.

        The notes will be issued under an Indenture (the "Original Indenture ") dated as of March 1, 1997 among Northwest, as issuer, Northwest Airlines Holdings Corporation ("Old NWA Corp."), as guarantor, and U.S. Bank National Association (the "Trustee"), as successor trustee to State Street Bank and Trust Company ("State Street"), as trustee, as supplemented by a Supplemental Indenture dated as of November 20, 1998 among Northwest, NWA Corp. and Old NWA Corp., and the Trustee (as successor trustee to State Street), and by a Second Supplemental Indenture dated as of February 25, 1999 among Northwest, NWA Corp. and Old NWA Corp., and the Trustee (as successor trustee to State Street) (the Original Indenture, as supplemented, the "Indenture"). In the accompanying prospectus, we sometimes refer to the Original Indenture as the "senior indenture" or "senior debt indenture."

        The notes will be fully and unconditionally guaranteed on a senior unsecured basis by NWA Corp., which Parent Guarantee will rank equally with all existing and future unsecured and unsubordinated indebtedness of NWA Corp., and senior in right of payment to all subordinated indebtedness of NWA Corp.

        The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described below. As discussed below, payment of principal of, and interest on, notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee, as the case may be, will be made in immediately available funds to DTC or its nominee, as the case may, as the registered owner and holder of such permanent global note or notes. See below under "Global Notes."

  Redemption

        The notes will not be entitled to the benefits of any sinking fund or other mandatory redemption provisions. In addition, we will not have the option to redeem the notes prior to the maturity date.

  Defeasance

        The Indenture permits the defeasance of the notes upon the satisfaction of the conditions described under "Description of Debt Securities—Defeasance" in the accompanying prospectus. The notes are subject to these defeasance provisions.

  Global Notes

        The notes will be issued in whole or in part in the form of one or more global notes deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC. Except under the limited circumstances described in the prospectus under "Description of Debt Securities—Global Debt Securities," owners of beneficial interests in global notes will not be entitled to physical delivery of notes in certificated form. Global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. A further description of DTC's procedures with respect to the global notes is set forth in the prospectus under "Description of Debt Securities—Global Debt Securities." It is anticipated that DTC will confirm to Northwest, NWA Corp., the underwriter and the Trustee that it intends to follow such procedures.

        It is anticipated that DTC will advise Northwest and the underwriter as follows. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include security brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The information in this section regarding DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. In addition, we have no responsibility for the performance by DTC or its participants of their obligations as described here or under the rules and procedures governing these obligations.

  Same Day Settlement and Payment

        Settlement for the notes will be made by the underwriter in immediately available funds. All payments of principal and interest will be made by Northwest in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a beneficial owner as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a holder who acquired such notes upon original issuance at their initial offering price.

        The summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances, and does not address certain categories of investors (such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, persons who hold notes as part of a hedge, a straddle or a conversion transaction within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, or an integrated transaction or other risk reduction transaction, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-mark method of accounting for their securities holdings, and U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar) that may be subject to special rules. This summary also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

        If a partnership (or any entity treated as a partnership for U.S. federal tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of notes, as well as the consequences to you arising under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to U.S. holders. As used herein, "U.S. holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments of Interest

        Payments of stated interest on the notes generally will be taxable to you as ordinary interest income at the time paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

        The notes will be issued with original issue discount ("OID") for U.S. federal income tax purposes in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all payments to be made on the notes other than qualified stated interest (as defined below)) and their "issue price." You will be required to include OID in gross income in advance of the receipt of cash attributable to that income regardless of your method of accounting for U.S. federal income tax purposes.

        The "issue price" of each note will be the first price at which a substantial amount of that particular offering is sold for money (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The stated interest payments on the notes are qualified stated interest.

        The amount of OID that you must include in gross income is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

    •
    the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

    •
    the sum of any qualified stated interest allocable to the accrual period.

        OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

        You may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes qualified stated interest, acquisition discount, OID, de minimis OID and unstated interest. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the IRS. You should consult with your own tax advisors about this election.

Sale, Retirement or Other Taxable Disposition of Notes

        Upon the sale, previously included in gross income, retirement or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note, increased by the amount of OID and reduced by any payments of principal. Such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of the notes held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following summary is limited to the U.S. federal income and estate tax consequences relevant to non-U.S. holders. The term "non-U.S. holder" means a beneficial owner of a note that is neither a partnership for U.S. federal income tax purposes nor a U.S. holder. Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies". Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

United States Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal and, under the "portfolio interest rule," interest (including OID) on notes, provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of Northwest's voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

  •
  you are not a "controlled foreign corporation" that is related factually or constructively to Northwest through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is attributable to an extension of credit made pursuant to an loan agreement entered into in the ordinary course of your trade or business, as described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. holder or (b) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations.

        Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under that benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

        The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, retirement or other disposition of notes.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, you maintain a U.S. "permanent establishment" to which such interest (including OID) is generally attributable, you will be subject to U.S. federal income tax on such interest on a net income basis (although you will be exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above under "United States Federal Withholding Tax" are satisfied) generally in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

        You will generally not be subject to U.S. federal income tax on any gain realized on the sale, retirement or other disposition of a note (other than gains representing accrued and unpaid interest, which will be treated as such) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty requires, is attributable to your permanent establishment in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the sale, retirement or other disposition, and certain other conditions are met.

United States Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment of interest to you on the notes, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "United States Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal, interest (including OID) on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax generally will apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income (including OID).

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        Generally, Northwest must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, no backup withholding will be required regarding payments that Northwest makes to you provided that Northwest does not have actual knowledge or reason to know that you are a U.S. holder that is not an exempt recipient and Northwest has received from you the statement described above in the fifth bullet point under "United States Federal Withholding Tax."

        In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. holder that is not an exempt recipient, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

  General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

  Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which Northwest, Morgan Stanley, or NWA Corp, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

  Representation

        Accordingly, by acceptance of a note each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

THE UNDERWRITER

        Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, Morgan Stanley & Co. Incorporated as the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, $300,000,000 principal amount of the notes.

        The underwriter is offering the notes subject to its acceptance of the notes from the Company and subject to prior sale. The Underwriting Agreement provides that the obligation of the underwriter to pay for and accept delivery of the notes is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all the notes if any are taken.

        The underwriter initially proposes to offer the notes directly to the public at the public offering price set forth on the cover page hereof. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriter.

        We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriter that it presently intends to make a market in the notes, as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

        In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, the notes on the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

        The maximum underwriting compensation payable in connection with this offering will not exceed 8% of the aggregate offering proceeds.

        From time to time the underwriter has provided, and continues to provide, investment banking services to us.

        We estimate that our total expenses for this offering will be $200,000.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL OPINIONS

        The validity of the notes offered hereby will be passed upon for NWA Corp. and Northwest by Simpson Thacher & Bartlett LLP, New York, New York, and for the underwriter by Shearman & Sterling LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely as to matters of Minnesota law on an opinion from the Vice President, Law and Secretary of NWA Corp. and Northwest.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited NWA Corp.'s Consolidated Financial Statements and schedule as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002, which are incorporated by reference in this prospectus supplement in reliance on their report, given on their authority as experts in accounting and auditing.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31				Twelve Months Ended December 31
			Percent Change				Percent Change
	2003	2002			2003	2002
OPERATING REVENUES
Passenger	$1,980	$1,928	2.7		$7,936	$8,025	(1.1)
Cargo	208	231	(10.0)		752	735	2.3
Other	219	180	21.7		822	729	12.8

Total operating revenues	2,407	2,339	2.9		9,510	9,489	0.2
OPERATING EXPENSES
Salaries, wages and benefits (a)	961	1,041	(7.7)		3,905	3,878	0.7
Aircraft fuel and taxes	382	393	(2.8)		1,554	1,439	8.0
Selling and marketing	176	174	1.1		709	803	(11.7)
Depreciation and amortization (b)	138	504	(72.6)		586	903	(35.1)
Aircraft maintenance materials and repairs	132	141	(6.4)		474	576	(17.7)
Aircraft rentals	126	115	9.6		481	460	4.6
Landing fees	77	77	0.0		291	296	(1.7)
Other rentals	70	73	(4.1)		278	280	(0.7)
Other	357	433	(17.6)		1,497	1,700	(11.9)

Total operating expenses	2,419	2,951	(18.0)		9,775	10,335	(5.4)
OPERATING INCOME (LOSS)	(12)	(612)	98.0		(265)	(846)	68.7
Operating margin	(0.5%)	(26.2%)	25.7	pts.	(2.8%)	(8.9%)	6.1	pts.
OTHER INCOME (EXPENSE)
U.S. Government appropriations (c)	—	(27)	100.0		209	(27)	874.1
Interest expense, net	(129)	(109)	(18.3)		(470)	(402)	(16.9)
Interest of mandatorily redeemable securities	(6)	(6)	0.0		(25)	(25)	0.0
Investment income	18	11	63.6		47	46	2.2
Foreign currency gain (loss)	3	(1)	400.0		7	(11)	163.6
Other (d)	496	(1)	n/m		715	45	n/m

Total other income (expense)	382	(133)	387.2		483	(374)	229.1

INCOME (LOSS) BEFORE INCOME TAXES	370	(745)	149.7		218	(1,220)	117.9
Income tax benefit (e)	—	(257)			(30)	(422)

NET INCOME (LOSS)	370	(488)			248	(798)
Preferred stock requirements	(7)	—			(12)	—

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$363	$(488)			$236	$(798)

Earnings (Loss) per common share:
Basic	$4.23	$(5.68)			$2.75	$(9.32)
Diluted	$4.18	$(5.68)			$2.74	$(9.32)
Average shares used in computation:
Basic	86	86			86	86
Diluted	87	86			86	86

See the accompanying notes on the following page.

NOTES:

(a)
During the quarter ended March 31, 2003, the Company recorded charges related to severance and the acceleration of pension expense resulting from a reduction in work force of $20 million and $58 million, respectively.

  During the quarter ended December 31, 2002, the Company recorded charges related to severance and the acceleration of pension expense resulting from a reduction in work force of $17 million and $16 million, respectively.

(b)
During the quarter ended June 30, 2003, the Company recorded aircraft and aircraft related write-downs of $21 million, primarily for Boeing 727-200 aircraft.

  During the quarter ended December 31, 2002, the Company recorded aircraft and aircraft related write-downs of $350 million and costs associated with the closure of several facilities of $22 million.

(c)
During the quarter ended June 30, 2003, the Company recognized $209 million representing funds received under the Emergency Wartime Supplemental Appropriations Act as reimbursement for security fees paid to the Transportation Security Administration.

  During the quarter ended December 31, 2002, the Company recorded a $27 million charge to write-down the receivable from the U.S. Government to reflect the final amount to be received under the Airline Stabilization Act.

(d)
During the quarter ended December 31, 2003, the Company recognized a $299 million gain from the sale of its investment in Pinnacle Airlines Corp.; a $148 million net gain related to the acquisition of the holder of its Mandatorily Redeemable Securities; a $39 million gain from the sale of its investment in Hotwire; an $11 million gain from the sale of its investment in Orbitz; and a $5 million loss from the extinguishment of debt related to its debt exchange offer.

  During the quarter ended June 30, 2003, the Company recognized a $199 million gain from the sale of its investment in WORLDSPAN, L.P.

  During the quarter ended December 31, 2002, the Company recorded a $2 million loss related to its share of WORLDSPAN, L.P.'s non-recurring charge.

(e)
During the quarter ended March 31, 2003, the Company recognized its remaining $30 million net deferred tax liability. Given recent loss experience, current accounting rules do not allow the Company's balance sheet to reflect a net deferred tax asset. Therefore, a valuation allowance is provided against tax benefits in excess of its previously remaining deferred tax liability. During the quarter ended December 31, 2003, the tax provision that would otherwise be reflected is utilized to reduce the valuation allowance recorded in prior periods.

  During the quarter ended December 31, 2002, the Company recorded additional tax expense of $15 million related to the displacement of previously utilized tax credits that were expected to expire unused.

NORTHWEST AIRLINES CORPORATION

OPERATING STATISTICS (1)

	Three Months Ended December 31						Twelve Months Ended December 31
					Percent Change						Percent Change
	2003		2002				2003		2002
Scheduled Service:
Available seat miles (ASM) (millions)	21,384		23,063		(7.3)		88,593		93,417		(5.2)
Revenue passenger miles (RPM) (millions)	16,611		17,157		(3.2)		68,476		72,027		(4.9)
Passenger load factor	77.7%		74.4%		3.3	pts.	77.3%		77.1%		0.2	pts.
Revenue passengers (thousands)	12,821		12,779		0.3		51,865		52,669		(1.5)
Total operating ASM (millions)	21,426		23,103		(7.3)		89,158		93,583		(4.7)
Cargo ton miles (CTM) (millions	588		614		(4.2)		2,184		2,221		(1.7)
Cargo revenue per ton mile	35.37	¢	37.49	¢	(5.7)		34.42	¢	33.08	¢	4.1
Fuel gallons consumed (millions)	421		464		(9.3)		1,752		1,896		(7.6)
Average fuel cost per gallon, excluding fuel taxes	82.27	¢	77.76	¢	5.8		80.68	¢	69.33	¢	16.4
Number of operating aircraft at end of period							430		439		(2.1)
Full-time equivalent employees at end of period							39,100		44,323		(11.8)

(1)
All statistics exclude Pinnacle Airlines, a Northwest Airlink regional carrier, which is consistent with how the Company reports statistics to the DOT and is comparable to statistics reported by other major network airlines.

SELECTED BALANCE SHEET DATA

	December 31, 2003	December 31, 2002
(in millions)
Cash, cash equivalents and unrestricted short-term investments	$2,757	$2,097
Restricted short-term investments	126	100

Total cash, cash equivalents and short-term investments	2,883	2,197
Total assets	14,158	13,289
Long-term debt, including current maturities	7,866	6,531
Long-term obligations under capital leases, including current obligations	419	451
Common stockholders' deficit	(2,011)	(2,262)

PROSPECTUS

$3,000,000,000

NORTHWEST AIRLINES, INC.

Debt Securities and Warrants to Purchase Debt Securities

Payment of Principal, Premium, if any, and Interest
Fully and Unconditionally Guaranteed

by

NORTHWEST AIRLINES CORPORATION

        Northwest Airlines, Inc. may from time to time offer its debt securities and warrants to purchase debt securities. The debt securities will be fully and unconditionally guaranteed by Northwest Airlines Corporation, the indirect parent of Northwest Airlines, Inc.

        When we decide to sell a particular series of securities, we will provide specific terms of the offered securities in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

        Investing in the securities offered in this prospectus involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2003

About this Prospectus	2
Where You Can Find More Information	3
Disclosure Regarding Forward-Looking Statements	4
Risk Factors	5
The Company	9
Use of Proceeds	10
Ratio of Earnings to Fixed Charges	10
Description of Debt Securities	11
Description of Warrants	24
ERISA Considerations	26
Plan of Distribution	26
Legal Opinions	28
Experts	28

        You should rely only on the information provided in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. Northwest Airlines, Inc. will offer to sell the securities and seek offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sales of the securities.

ABOUT THIS PROSPECTUS

        This prospectus is part of registration statements that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of debt securities and warrants to purchase debt securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information."

        This prospectus does not contain all of the information in the registration statements. Statements we make in this prospectus about the contents of any contract, agreement or other document are not necessarily complete. If that contract, agreement or other document has been filed as an exhibit to the registration statements, we refer you to the exhibit for a more complete description. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

        In this prospectus, "Northwest" refers to Northwest Airlines, Inc., "NWA Corp." to Northwest Airlines Corporation and the "Company," "we," "us" or "our" to NWA Corp. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. NWA Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Northwest is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, we have provided information with respect to Northwest, to the extent required, in filings made by NWA Corp.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes.

    •
    Annual Report on Form 10-K for the year ended December 31, 2002;

    •
    Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

    •
    Current Reports on Form 8-K filed January 24, 2003, April 21, 2003, May 15, 2003, May 16, 2003, July 17, 2003 and August 1, 2003.

        You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

      Secretary's Office
      Northwest Airlines Corporation
      5101 Northwest Drive, Dept. A1180
      St. Paul, Minnesota 55111-3034
      Telephone: (612) 726-2111

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements are typically identified by the words "may," "will," "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of a number of factors.

        We believe that the material risks and uncertainties that could affect the outlook of an airline operating in the global economy include the future level of air travel demand, our future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the war in Iraq and its aftermath, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS), labor negotiations both at other carriers and us, low-fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein.

        In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in this prospectus will in fact be realized. Potential investors should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors described above.

RISK FACTORS

        You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before investing in the securities offered in this prospectus.

  The airline industry is intensely competitive.

        The airline industry is highly competitive. Our competitors include all the other major domestic airlines as well as foreign, national, regional and new entrant airlines, some of which have more financial resources or lower cost structures than the company. On most of our routes, we compete with at least one of these carriers. Airline revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial impact on overall industry revenues. Such factors may become even more significant in periods when the industry experiences large losses, as airlines under financial stress may institute pricing structures intended to achieve near-term survival rather than long-term viability.

        Industry revenues have declined significantly and we continue to experience significant operating losses.

        Since early 2001, the U.S. airline industry has suffered a significant decline in revenues versus what would have been expected based on historical growth trends. This shortfall has been caused by a number of factors.

        The rapid growth of low cost airlines has had a profound impact on industry revenues. Using the advantage of low unit costs, these carriers offer lower fares, particularly those targeted at business passengers, in order to shift demand from larger, more-established airlines. As a result of growth, these low cost carriers now transport nearly 25% of all domestic U.S. passengers compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 75% of all domestic U.S. passenger ticket sales compared to less than 20% a decade ago. As a result of their better financial performance, low cost carriers are expected to continue to grow their market share.

        While the advent of Internet travel web sites has driven significant distribution cost savings for airlines, it has had a large negative impact on airline revenues. Having access to "perfect pricing information," air travel consumers have become more efficient at finding lower fare alternatives than in the past. The increased price consciousness of travelers, as well as the growth in distribution channels, has further motivated airlines to price aggressively to gain fare advantages through certain channels.

        The U.S. airline industry is one of the most heavily taxed of all industries. Taxes and fees now represent approximately 25% of what a passenger pays for an average domestic airline ticket, a percentage even greater than that for alcohol and tobacco products. These taxes and fees have grown significantly in the past decade, most recently with the introduction of a $2.50 security fee imposed on each passenger flight segment, subject to a $10 per roundtrip cap. We believe that every dollar of tax or fee increase imposed on airline passengers roughly translates into a dollar of reduced airline revenue, particularly over the long run.

        The attacks of September 11, 2001 materially impacted and continue to impact air travel. Concerns about further terrorist attacks, which are unlikely to abate any time soon, have had a negative impact on air travel demand. Furthermore, security procedures introduced at airports since the attacks have increased, both in reality and in perception, the inconvenience of flying and thus further reduced demand.

        While the factors noted are believed to be lasting, if not permanent, and could in fact worsen over time, some of the current airline industry revenue shortfall is believed to be cyclical in nature. U.S. airline revenues have historically been and continue to be influenced by the strength of the U.S. economy. Furthermore, airline business revenues are greatly influenced by the growth in corporate profitability. The current sluggishness of both the economy and corporate profitability is adversely affecting airline revenues.

        The airline industry revenue decline has been further exacerbated in early 2003. In January, United Airlines introduced a new pricing structure, reducing its highest business fares by 40-50%. This action and the resulting match by other airlines has reduced average fares without a corresponding increase in demand. The war with Iraq and its aftermath have also materially affected future airline bookings, particularly for international travel. The outbreak of severe acute respiratory syndrome, or SARS, also resulted in a material reduction in revenues and bookings, especially on routes to and from Asian destinations. The spread of SARS, if it persists for an extended period, may materially adversely affect the airline industry, especially those airlines, including ourselves, with an extensive Pacific route network.

        We have experienced a significant reduction in our operating revenues while incurring significant losses during the past two years. Operating revenues decreased 4.2% from 2001 to 2002 and 11.9% from 2000 to 2001. In addition, our net losses were $798 million for the year ended December 31, 2002, or an 88.7% increase compared to the net loss in 2001, and $423 million for the year ended December 31, 2001, or a 265.2% decrease compared to the net income for 2000. For the three months ending March 31, 2003, operating revenues increased 3.2% from the same period in 2002 and the net loss of $396 million represents a 131.6% increase from the net loss of $171 million reported for the three-month period ending March 31, 2002. We do not anticipate that the revenue environment for us will materially improve during the remainder of 2003.

        Due to industry seasonality, operating results for any interim periods are not necessarily indicative of those for the entire year.

        The airline industry is both cyclical and seasonal in nature. Due to seasonal fluctuations, the company's operating results for any interim period are not necessarily indicative of those for the entire year. The company's second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months. In addition, our operating results for any interim period could be below the expectations of investors and the financial community. In that event, the price of our securities could decline.

  Airline bankruptcies could adversely affect the industry.

        Since September 11, 2001 several air carriers have sought to reorganize under Chapter 11 of the United States Bankruptcy Code, including United Airlines, Inc., the second largest domestic air carrier. Successful completion of such reorganizations could present us with competitors with significantly lower operating costs derived from labor, supply, and financing contracts renegotiated under the protection of the Bankruptcy Code. In addition, historically, air carriers involved in reorganizations have undertaken substantial fare discounting in order to maintain cash flows and to enhance continued customer loyalty. Such fare discounting could further lower yields for all carriers, including the company. Further, the market value of aircraft would likely be negatively impacted if a number of air carriers, including United Air Lines, Inc., seek to reduce capacity by eliminating aircraft from their fleets.

  Attempts to reduce labor costs may not be successful.

        Wages, salaries and benefits are our largest costs, representing 41% of our operating revenues in 2002. In light of the current revenue environment, a number of other airlines are attempting to significantly reduce labor expenses in order to get overall costs in line with revenues. We have begun preliminary discussions with our labor groups, and we are similarly seeking permanent reductions in wage, benefit structures and work rules. We cannot predict the outcome of negotiations to amend our labor contracts at this time.

        As of December 31, 2002, we had approximately 44,300 full-time equivalent employees of whom approximately 2,200 were foreign nationals working primarily in Asia. Unions represent approximately 91% of our employees. Collective bargaining agreements provide standards for wages, hours of work, working conditions, settlement of disputes and other matters. The major agreements with domestic employees became amendable or will become amendable on various dates as follows:

Employee Group	Approximate Number of Full-time Equivalent Employees Covered	Union	Amendable Date
Pilots	5,600	Air Line Pilots Association, International	9/13/03
Agents and Clerks	9,700	International Association of Machinists & Aerospace Workers	2/25/03
Equipment Service Employees and Stock Clerks	6,500	International Association of Machinists & Aerospace Workers	2/25/03
Flight Attendants	9,300	Professional Flight Attendants Association	5/30/05
Mechanics and Related Employees	7,700	Aircraft Mechanics Fraternal Association	5/11/05

  Changes in government regulation could increase our operating costs and limit our ability to conduct our business.

        Airlines are subject to extensive regulatory requirements. In the last several years, Congress has passed laws and the U.S. Federal Aviation Administration has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the U.S. Department of Transportation have also proposed the regulation of airlines' responses to their competitors' activities. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. The company cannot give assurance that laws or regulations enacted in the future will not adversely affect it.

  We are vulnerable to increases in aircraft fuel costs.

        Because fuel costs are a significant portion of our operating costs (12.7% for 2002), significant changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political unrest in Venezuela and the war with Iraq and its aftermath. Due to these and other events that would affect the global supply of aircraft fuel, the company may experience higher fuel prices or have to curtail scheduled services. A one-cent change in the cost of a gallon of fuel (based on 2002 consumption) would impact operating expenses by approximately $1.6 million per month. Changes in fuel prices may have a greater impact on the company than some of its competitors because of the composition of our fleet. We hedge some of our future fuel purchases to protect against potential spikes in price. However, these hedging strategies may not always be effective.

        Our insurance costs have increased substantially, and further increases in insurance costs could harm our business.

        Following September 11, 2001, aviation insurers significantly increased airline insurance premiums and reduced the maximum amount of coverage available to airlines. Total aviation and property insurance expenses were $94 million higher in 2002 than in 2000. As a result of the Airline Stabilization Act, the Homeland Security Act and the Emergency Wartime Supplemental Appropriations Act, the federal government assumes most war risk coverage. This coverage is scheduled to expire on August 31, 2004. While the government may again extend the deadline for when it will discontinue providing excess war risk coverage, we cannot assure that any extension will occur, or if it does, how long the extension will last. Should the government stop providing excess war risk coverage to the airline industry, it is expected that the premiums charged by aviation insurers for this coverage would be substantially higher than the premiums currently charged by the government. Aviation insurers could further increase insurance premiums in the event of a new terrorist attack or other events adversely affecting the airline industry. Significant increases in insurance premiums could negatively impact our financial condition and results of operations.

        Our indebtedness and other obligations, including pension funding liabilities, are substantial.

        We have substantial levels of indebtedness. As of March 31, 2003, the company had long-term debt and capital lease obligations, including current maturities, of $7.07 billion. Of this indebtedness, 41% bears interest at floating rates. The amount of long-term debt that matures in 2003 is $235 million. Additionally, $631 million matures in 2004, $1.44 billion in 2005, $571 million in 2006 and $682 million in 2007. As of March 31, 2003, the principal portion of future minimum lease payments under capital leases were $57 million for 2003, $46 million for 2004, $40 million for 2005, $29 million for 2006 and $32 million for 2007. These levels of indebtedness do not include the obligation to redeem $226 million of convertible preferred stock in 2003 and non-recourse mandatorily redeemable preferred securities of one of the company's subsidiaries of $564 million. The amount of our indebtedness could limit our ability to obtain additional financing or could adversely affect our future financing costs, either of which could negatively affect the ability to operate our business or make future capital expenditures. Our ability to service our indebtedness and obligations could be adversely affected by many factors, including general economic conditions and other factors beyond our control.

        We also have several noncontributory pension plans covering substantially all of our employees. Funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974, as amended. As of December 31, 2002, our pension plans were underfunded by $3.95 billion as calculated in accordance with SFAS No. 87, Employers' Accounting for Pensions. On a current liability basis utilized for cash contribution purposes, the plans were underfunded by approximately $3.1 billion. Before the impact of a conditional authorization to reschedule some of the payments, our 2003 pension contributions associated with the 2003 plan year were estimated to be $468 million. We also had, as of March 31, 2003, $223 million of mandatory contributions related to the 2002 plan year remaining to be paid in 2003. Pension funding requirements are dependent upon various factors, including interest rate levels, asset returns, regulatory requirements for funding purposes and changes to pensions plan benefits. Absent favorable changes to these factors, we will have to satisfy the underfunded amounts of our plans through cash contributions over time.

        On November 5, 2002, we submitted an application to the Internal Revenue Service ("IRS") for authorization to reschedule, over a five-year period beginning in April 2004, the $454 million in 2003 plan year contributions required under the pension plans for contract and salaried employees. On April 15, 2003, the IRS approved the application, subject to our satisfaction of the conditions imposed by the Pension Benefit Guaranty Corporation ("PBGC"). We have reached an agreement with the PBGC (subject to final documentation) to satisfy the conditions for waiving plan year 2003 contributions by granting the plans a lien on some of our assets (certain domestic slots, routes, aircraft and engines), the values of which exceed the amount of rescheduled contributions.

        We have also submitted an application to the Department of Labor to permit us to contribute common stock of Pinnacle Airlines Corp. to the pension plans in lieu of making some of the required contributions in cash. In January 2003, the Department of Labor issued a proposed prohibited transaction exemption that would allow us to contribute common stock of Pinnacle Airlines Corp. to satisfy a portion of the contribution requirements to Northwest's pension plans in 2003 and 2004. The proposed exemption contemplates that the pension plans will have the right at any time to sell the shares back to us for cash at the greater of their value at the time of contribution or the prevailing market value. We then contributed 1.9 million shares, or 12.9%, of the Pinnacle Airlines Corp. common stock to the pension plans to satisfy approximately $44 million of our $223 million scheduled funding requirement for the 2002 plan year. However, as a result of the plans' option to sell the shares back to the Company, the contribution of the $44 million was not recognized on the Company's financial statements, which continue to fully consolidate Pinnacle Airlines and do not reflect a reduction in the pension liability for accounting purposes. We intend to contribute additional common stock of Pinnacle Airlines Corp. to satisfy a portion of future pension contributions, including the remainder of the 2002 plan year requirements. The Department of Labor held a hearing on May 5, 2003 relating to the proposed prohibited transaction exemption.

        In addition, we operate in a capital-intensive industry. Periodically, we are required to make significant capital expenditures for new aircraft and related equipment. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures.

        For the year ended December 31, 2002, earnings were inadequate to cover fixed charges by approximately $1.28 billion.

  We are exposed to foreign currency exchange rate fluctuations.

        We conduct a significant portion of our operations in foreign locations. As a result, we have operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies, principally the Japanese yen. Fluctuations in such foreign currencies can significantly affect our operating performance and the value of our assets located outside of the United States. From time to time, we use financial instruments to hedge our exposure to the Japanese yen. However, these hedging strategies may not always be effective.

THE COMPANY

        NWA Corp. is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline, as measured by revenue passenger miles, and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926. Northwest's business focuses on the development of a global airline network through its strategic assets that include:

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  domestic hubs in Detroit, Minneapolis/St. Paul and Memphis;

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  an extensive Pacific route system with a hub in Tokyo;

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  a trans-Atlantic alliance with KLM Royal Dutch Airlines, which operates through a hub in Amsterdam; and

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  a domestic and international alliance with Continental Airlines, Inc. and Delta Air Lines, Inc.

        Northwest has developed strategies that are designed to utilize these assets to the company's competitive advantage.

        Our principal executive offices are located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 and our telephone number is (612) 726-2111. Our Internet address is www.nwa.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

USE OF PROCEEDS

        Unless the applicable prospectus supplement indicates otherwise, net proceeds from the sale of the offered securities will be added to Northwest's working capital. We will use the proceeds for general corporate purposes, including the repayment of outstanding indebtedness and financing of capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

        We have set forth below the ratio of earnings to fixed charges for NWA Corp. and its consolidated subsidiaries for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31
	1998	1999	2000	2001	2002	2003
	(Dollars in millions)
Ratio of earnings to fixed charges	—	1.64x	1.53x	—	—	—
Deficiency of earnings to fixed charges	$452	—	—	$690	$1,277	$435

DESCRIPTION OF DEBT SECURITIES

        The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and together as the "indentures." The form of each indenture has been filed with the SEC and is incorporated by reference in the registration statement of which this prospectus is a part.

        The following briefly summarizes certain general terms and provisions of the debt securities and the indentures to which any prospectus supplement may relate. The applicable prospectus supplement will describe the particular terms and provisions of the debt securities offered by that prospectus supplement and the application of these general terms and provisions to them.

        Northwest may offer a series of debt securities at the same time that it makes an offer of warrants to purchase an additional portion of the same or another series of debt securities. Northwest also may offer warrants to purchase a series of debt securities independently of any offering of debt securities. See "Description of Warrants."

        The statements in this prospectus relating to the debt securities and the indentures are summaries. You should refer to the indentures for the complete terms of the debt securities and the indentures, including the definitions of certain capitalized terms in this prospectus. Where we make no distinction between senior debt securities and subordinated debt securities or between the senior indenture and the subordinated indenture, those summaries refer to any debt securities and either indenture. Whenever we refer to particular defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference in this prospectus or in that prospectus supplement.

        The applicable prospectus supplement will set forth the anticipated market for the debt securities and the specific use of proceeds of an offering of debt securities.

        To the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary, the provision of the prospectus supplement will control.

General

        The indentures do not limit the aggregate principal amount of debt securities which may be issued under those indentures. Northwest may issue from time to time debt securities in one or more series under those indentures. The senior debt securities will be unsecured and unsubordinated obligations of Northwest and will rank equally with all other unsecured and unsubordinated indebtedness of Northwest. The subordinated debt securities will be unsecured obligations of Northwest and, as set forth below under "Subordination of Subordinated Debt Securities," will be subordinated in right of payment to all senior indebtedness of Northwest.

        You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities that Northwest is offering by that prospectus supplement or, if Northwest is offering warrants, the debt securities that it will issue upon exercise of those warrants. These terms may include:

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  the specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  the maturity date or dates of the principal of the debt securities or the method of determining the maturity date or dates;

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  the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

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  the date or dates on which interest, if any, will accrue or the method of determining that date or dates;

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  the date or dates on which interest, if any, will be payable and the record date or dates for the interest payment date or dates;

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  the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable;

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  if Northwest may redeem, at its option, the debt securities in whole or in part, the period or periods, the price or prices, the currency or currencies (including currency units) and the terms and conditions for the optional redemption or redemptions;

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  if Northwest is obligated to redeem or purchase the debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the debt securities, the period or periods, the price or prices and the terms and conditions for the mandatory redemption or redemptions;

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  the denominations of the debt securities that Northwest is authorized to issue;

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  regarding the currency or currency units, the currency or currency units for which the debt securities may be purchased or in which the debt securities may be denominated, and/or the currency or currency units in which principal of, premium, if any, and interest, if any, on the debt securities will be payable or redeemable, and whether Northwest or the holders of any debt securities may elect to pay or receive payments in a currency or currency units other than the currency in which the debt securities are stated to be payable or redeemable;

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  if other than the principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

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  the person to whom any interest on any debt security will be payable, if other than the person in whose name that debt security is registered on the applicable record date;

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  any addition to, or modification or deletion of, any event of default or any covenant of Northwest or NWA Corp. specified in the applicable indenture;

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  the application, if any, of the means of defeasance or covenant defeasance specified for the debt securities and coupons, if any;

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  whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

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  the terms and conditions relating to warrants issued by Northwest, if any, in connection with or for the purchase of the debt securities;

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  any index used to determine the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities;

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  any provisions relating to the exchange of the debt securities; and

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  any other special terms of the debt securities.

        Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

        Unless the applicable prospectus supplement specifies otherwise, Northwest will issue debt securities in fully registered form without coupons. If Northwest issues debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to those debt securities will be described in the applicable prospectus supplement.

        The applicable prospectus supplement also will set forth the foreign currency or currency units and describe the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to the issue of debt securities, if:

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  the purchase price of any debt securities is payable in one or more foreign currencies or currency units,

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  any debt securities are denominated in one or more foreign currencies or currency units, or

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  the principal, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units.

Denominations, Payment, Registration, Transfer and Exchange

        Northwest will issue debt securities in registered form in denominations of $1,000 and integral multiples of $1,000. Northwest will issue debt securities in bearer form in denominations of $5,000. In each case, Northwest may issue debt securities in other denominations and currencies. Subject to any applicable laws or regulations, Northwest will make payments on the debt securities in the designated currency at the designated office or agency of Northwest, unless the applicable prospectus supplement sets forth otherwise. However, Northwest at its option may make interest payments, if any, on debt securities in registered form:

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  by checks mailed by the applicable trustee to the holders of debt securities entitled to interest payments at their registered addresses, or

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  by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register.

        Unless the applicable prospectus supplement indicates otherwise, Northwest will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

        Subject to any applicable laws and regulations, Northwest will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement at the paying agencies outside the United States as it may appoint from time to time. The applicable prospectus supplement will name the paying agents outside the United States initially appointed by Northwest. Northwest may at any time designate additional paying agents or rescind the designation of any paying agents. However, if debt securities of a series are issuable in the form of registered securities, Northwest will be required to maintain at least one paying agent in each place of payment specified for that series. If debt securities of a series are issuable in the form of bearer securities, Northwest will be required to maintain a paying agent in a place of payment specified for that series outside the United States where the debt securities of that series and any related coupons may be presented and surrendered for payment. In connection with the payment of the principal of, premium, if any, and interest, if any, on a debt security, Northwest will have the right to require the holder to certify information to Northwest. In the absence of that certification, Northwest will be entitled to rely on any legal presumption to enable Northwest to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from that payment.

        Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency of Northwest designated by it from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

        If Northwest redeems any debt securities in part, Northwest will not be required:

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  to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of the series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption, if the debt securities of that series are issuable only as registered securities, the day of the first publication of the notice of redemption, if the debt securities of that series are issuable only as in bearer form, or the day of mailing of the notice of redemption, if the debt securities of that series are issuable both in bearer form and as registered securities and there is no publication;

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  to register the transfer or exchange of any debt securities issued in registered form, or their portion, called for redemption or otherwise surrendered for repayment, except the unredeemed or unrepaid portion of any registered security being redeemed or repaid in part; or

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  to exchange any debt security issued in bearer form which is called for redemption, except to exchange that bearer security for a registered debt security of that series and like tenor which is immediately surrendered for redemption.

Subordination of Subordinated Debt Securities

        The obligation of Northwest to pay the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all "senior indebtedness" (as defined below) of Northwest. The subordinated debt securities will rank equally with any future indebtedness of Northwest which by its terms states that it will rank equally with the subordinated debt securities. The subordinated debt securities will rank senior to all other existing and future subordinated indebtedness or other subordinated obligations of Northwest. However, payment from the funds held in any defeasance trust described under "Defeasance" below is not subordinate to any senior Indebtedness or subject to the restrictions described in this prospectus.

        "Senior indebtedness" of Northwest means all "indebtedness" (as defined below) of Northwest (other than the subordinated debt securities) unless the indebtedness, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the subordinated debt securities. Senior indebtedness, however, does not include:

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  any indebtedness, guarantee or other obligation of Northwest that is subordinated or junior in any respect to any other indebtedness of Northwest, or

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  any indebtedness of Northwest to any of its subsidiaries or to any person of which Northwest is a subsidiary.

        "Indebtedness" means, without duplication, the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

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  indebtedness for money borrowed;

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  guarantees of indebtedness for money borrowed;

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  indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

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  obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

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  obligations under capitalized leases and flight equipment leases;

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  obligations under interest rate and currency swaps, caps, collars options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges or aircraft fuel hedges;

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  commitment and other bank financing fees under contractual obligations associated with bank debt;

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  any indebtedness representing the deferred and unpaid purchase price of any property or business; and

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  all deferrals, renewals, extensions and refundings of any of these indebtedness or obligations.

        However, indebtedness does not include:

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  amounts owed to trade creditors in the ordinary course of business;

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  nonrecourse indebtedness secured by real property located outside the United States; or

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  operating lease rental payments (other than flight equipment lease rental payments) in the ordinary course of business.

        Northwest may not pay the principal of, premium, if any, or interest on the subordinated debt securities or deposit pursuant to the provisions described under "Defeasance" below if:

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  any senior Indebtedness is not paid when due (following the expiration of any applicable grace period); or

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  any other default on senior Indebtedness occurs and the maturity of any senior Indebtedness is accelerated in accordance with its terms,

unless, in either case,

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  the failure to pay or the acceleration relates to senior Indebtedness in an aggregate amount equal to or less than $20 million;

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  the default has been cured or waived or has ceased to exist;

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  the acceleration has been rescinded; or

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  the senior Indebtedness has been paid in full.

        A failure to make any payment with respect to the subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the subordinated debt securities to accelerate the maturity as a result of the payment default.

        If any distribution of the assets of Northwest is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to Northwest, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, creditors of Northwest who are holders of senior indebtedness or of other unsubordinated indebtedness may recover more, ratably, than the holders of the subordinated debt securities.

The Guarantee of NWA Corp.

        NWA Corp. will unconditionally guarantee, pursuant to the indentures, the due and punctual payment of the principal, premium, if any, and interest, if any, on the debt securities when they become due, whether by acceleration or otherwise. The guarantee of NWA Corp. will be enforceable without any need first to enforce debt securities against Northwest. The guarantee of NWA Corp. of the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of NWA Corp. The terms of the subordination will parallel the subordination terms applicable to the subordinated debt securities set forth above under "Subordination of Subordinated Debt Securities." For purposes of the guarantee of NWA Corp., senior indebtedness of NWA Corp. means all indebtedness of NWA Corp. other than the guarantee of NWA Corp., unless the indebtedness, by its terms or by the terms of the instrument creating or evidencing it, is subordinate in right of payment to or equal with the guarantee of NWA Corp. However, the senior indebtedness of NWA Corp. does not include any indebtedness of NWA Corp. to any of its subsidiaries. The guarantee of NWA Corp. of the subordinated debt securities will rank equally with any future indebtedness of NWA Corp. which by its terms states that it will rank equally with the guarantee of NWA Corp. of the subordinated debt securities. The guarantee of NWA Corp. of the subordinated debt securities will rank senior to all other existing and future subordinated indebtedness or other subordinated obligations of NWA Corp.

Global Debt Securities

        Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be represented by one fully registered global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), or its nominee. No person acquiring a beneficial interest in a global debt security will be entitled to physical delivery of a definitive certificate except as set forth below under "—Definitive Certificates."

        Unless and until definitive debt securities are issued, all references to actions by holder of the debt securities refer to actions taken by DTC, or its nominee, as the registered holder of the global debt security, upon instructions from DTC Participants (as defined below), and all references to distributions, notices, reports and statements to the holders of debt securities refer, as the case may be, to distributions, notices, reports and statements to DTC or its nominee, as the registered holder of the debt securities, or to DTC Participants for distribution to the beneficial owners of interests in the global debt securities in accordance with DTC procedures. Unless and until definitive certificates are issued, the only debt security "holder" will be Cede, as nominee of DTC. Beneficial owners will not be recognized by the trustee as holders of debt securities, as such term is used in the indentures, and beneficial owners will be permitted to exercise the rights of holders only indirectly through DTC and DTC Participants.

        Northwest has been advised that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical transfer of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

        Purchases, sales and transfers of the ownership of, or other interests in, the debt securities must be made by or through DTC Participants and Indirect Participants, which will receive a credit for the debt securities on DTC's record. The ownership interest of each beneficial owner of the debt securities is in turn recorded on the Direct Participant's and Indirect Participant's records.

        DTC has advised Northwest that it will take any action permitted to be taken by a holder of debt securities under the applicable indenture only at the direction of one or more DTC Participants to whose accounts with DTC the debt securities are credited. Additionally, DTC has advised Northwest that in the event any action requires approval by holders of a certain percentage (or principal amount) of debt securities, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders satisfy any such percentage (or amount). DTC may take conflicting actions with respect to other debt securities to the extent that such actions are taken on behalf of DTC Participants whose holders have such debt securities.

        Distributions of principal and interest on the global debt securities will be made by the trustee to Cede, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the debt securities in amounts proportionate to the aggregate principal amount of the debt securities of the applicable series. DTC Participants will thereafter forward payments to Indirect Participants or beneficial owners, as the case may be, in accordance with customary industry practices. The forwarding of distributions to the beneficial owners of debt securities will be the responsibility of the DTC Participants.

        Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of the debt securities among DTC Participants on whose behalf it acts with respect to the debt securities and to receive and transmit distributions of principal, premium, if any, and interest with respect to the debt securities. DTC Participants and Indirect Participants with which beneficial owners of the debt securities have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although beneficial owners of the debt securities will not possess the debt securities, the Rules provide a mechanism by which those beneficial owners will receive payments and will be able to transfer their interests.

        Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a beneficial owner to pledge its debt securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such debt securities, may be limited due to the lack of a physical certificate for such debt securities.

        Neither Northwest, NWA Corp. nor the trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the debt securities held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The applicable prospectus supplement will specify any additional book-entry registration procedures applicable to debt securities denominated in a currency other than United States dollars.

Definitive Certificates

        Unless the applicable prospectus supplement specifies otherwise, if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Northwest within ninety days, debt securities in definitive, certificated form will be issued in exchange for the applicable global debt securities. In addition, Northwest may at any time and in its sole discretion determine not to have any of the debt securities of a series or class represented by one or more global certificates. In that event, debt securities in definitive, certificated form will be issued in exchange for the applicable global debt securities. Further, if Northwest so specifies, an owner of a beneficial interest in a global debt security may, on terms acceptable to Northwest and DTC, receive definitive, certificated debt securities registered in the name of that beneficial owner or its designee.

        Upon the occurrence of any event described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners through DTC Participants of the availability of definitive certificates. Upon surrender by DTC of the certificates representing the debt securities and receipt of instructions for re-registration, the trustee will reissue the debt securities as definitive debt securities to the beneficial owners.

        Distributions of principal, premium, if any, and interest on debt securities will thereafter be made by the trustee directly in accordance with the procedures set forth in the indenture and the applicable trust agreement supplement, to holders in whose names the definitive debt securities were registered at the close of business on the applicable record date. These distributions will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee. The final payment on any debt security, however, will be made only upon presentation and surrender of the definitive debt security at the office or agency specified in the notice of final distribution to holders of the debt securities.

        Definitive debt securities will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the applicable indenture. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required.

Consolidation, Merger or Sale by Northwest or NWA Corp.

        Each indenture provides that neither Northwest nor NWA Corp. may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person, unless:

  •
  in the case of a merger or consolidation, Northwest or NWA Corp. is the surviving corporation, as the case may be, or

  •
  in the case of either a merger or consolidation where Northwest or NWA Corp. is not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of the assets of Northwest to another person, the resulting, successor or acquiring Person is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and that corporation expressly assumes by supplemental indenture all the obligations of Northwest under the debt securities, any related coupons and the indentures, or all the obligations of NWA Corp. under the guarantee of NWA Corp. and the indentures, as the case may be;

  •
  immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition (including, without limitation, any debt directly or indirectly incurred or anticipated to be incurred in connection with or in respect of that transaction), no default or event of default under the indentures will have occurred and be continuing; and

  •
  certain other conditions are met.

        If a successor corporation assumes the obligations of Northwest or NWA Corp., then that successor corporation will succeed to and be substituted for Northwest or NWA Corp. under the indentures and under the debt securities and any related coupons or under the guarantee of NWA Corp., as the case may be, and all obligations of Northwest or NWA Corp., as applicable, will terminate. In the event of any permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction (including a highly leveraged transaction), the holders of the debt securities will not have the right to require redemption of those debt securities or similar rights unless the applicable prospectus supplement sets forth otherwise.

Events of Default, Notice and Certain Rights on Default

        Events of default under the indenture for a series of debt securities are defined as:

  •
  default for thirty days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable with respect to debt securities of that series as specified in the applicable prospectus supplement when due;

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  default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

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  default for sixty days after notice to Northwest and NWA Corp. by the trustee, or to Northwest, NWA Corp. and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture or board resolution under which the debt securities of that series may have been issued; and

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  certain events of bankruptcy, insolvency or reorganization of Northwest or NWA Corp.

        The applicable prospectus supplement will describe any other events of default applicable to a specified series of debt securities. An event of default with respect to a particular series of debt securities will not necessarily be an event of default with respect to any other series of debt securities.

        If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the Trustee for that series or the holders of 25% or more in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to Northwest and NWA Corp., may

  •
  declare the principal of all the debt securities of that series to be due and payable or

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  in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

If the holders of debt securities of a series give notice of the declaration of acceleration to Northwest and NWA Corp., then they are also required to give notice to the trustee for that series.

        The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within ninety days after the occurrence of a default known to it with respect to debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default with respect to debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. "Default" means any event which is, or, after notice or passage of time or both, would be, an event of default.

        The trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those provisions for indemnification of the trustee, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on that trustee.

        Each of NWA Corp. and Northwest will file annually with the trustee a certificate as to its compliance with all conditions and covenants of the applicable indenture.

        The holders of not less than a majority in aggregate principal amount of any series of debt securities by notice to the trustee for that series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series, unless a judgment or decree based on that acceleration has been obtained and entered. However, a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (and any resulting acceleration) and certain other defaults may not be waived.

Modification of the Indentures

        Northwest, NWA Corp. and the trustee for a series of debt securities may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

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  evidence the succession of another corporation to Northwest or NWA Corp. and the assumption of the covenants of Northwest or NWA Corp. by a successor;

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  add to the covenants of Northwest or NWA Corp. or surrender any right or power of Northwest or NWA Corp.; and

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  make the occurrence, or the occurrence and continuance, of a default in any additional covenants, restrictions or conditions a default or an event of default that permits the enforcement of all or any of the remedies provided in the indentures.

However, in respect of any of those additional covenants, restrictions or conditions, the supplemental indenture may: provide for a particular period of grace after default, which period may be shorter or longer than the period allowed in the case of other defaults, provide for an immediate enforcement upon that default, or limit the remedies available to the Trustee upon that default;

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  add additional events of default with respect to any series;

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  add or change any provisions to permit or facilitate the issuance of debt securities in bearer form or in global form;

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  under certain circumstances, add, change or eliminate any provision affecting debt securities not yet issued;

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  secure the debt securities;

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  add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities as set forth in the indentures, other conditions, limitations and restrictions to be observed after that addition;

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  establish the form or terms of debt securities;

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  evidence and provide for successor trustees;

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  if allowed without penalty under applicable laws and regulations, permit payment in respect of debt securities in bearer form in the United States;

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  correct or supplement any inconsistent provisions or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indentures in any material respect;

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  cure any ambiguity or correct any mistake; or

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  supplement any of the provisions of the indentures to permit or facilitate the defeasance and discharge of any series of debt security, on the condition that this action does not adversely affect the interests of the holders of that series or any other series of debt securities or any related coupons in any material respect.

        In addition, Northwest, NWA Corp. and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each debt security that is affected,

  •
  change the time for payment of principal or interest on any Debt Security;

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  reduce the principal of, or any installment of principal of, or interest on any Debt Security;

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  reduce the amount of premium, if any, payable upon the redemption of any Debt Security;

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  reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Debt Security;

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  change the coin or currency in which any Debt Security or any premium or interest is payable;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

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  reduce the percentage in principal amount of the outstanding debt securities of any series required to: consent to modify or amend the indentures, waive compliance with certain provisions of the indentures, or waive certain defaults;

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  change the obligation of Northwest to maintain an office or agency in the places and for the purposes specified in the indentures;

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  modify the obligations of NWA Corp. to make payment under the guarantee of NWA Corp.; or

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  modify any of the foregoing provisions.

Defeasance

        If the applicable prospectus supplement so indicates, Northwest may elect either to:

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  defease and be discharged from any and all obligations with respect to the debt securities of or within any series, except as described below ("defeasance"), or

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  be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), when Northwest deposits, in trust for the above mentioned purpose, with the trustee for that series of debt securities (or other qualifying trustee) money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal, premium, if any, and interest, if any, on the debt securities to their stated maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments.

        When a defeasance occurs, Northwest will be deemed to:

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  have paid and discharged the entire indebtedness represented by the debt securities and any related coupons, and

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  have satisfied all of its other obligations under the debt securities and any related coupons.

However, Northwest will not be deemed to have satisfied:

  •
  its obligations with respect to the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease the debt securities, payments in respect of the principal of, premium, if any, and interest, if any, on the debt securities or any related coupons when the payments are due, and

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  certain other obligations as provided in the indentures.

When a covenant defeasance occurs, Northwest will:

  •
  be released only from its obligations to comply with certain covenants contained in the indentures relating to the debt securities,

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  continue to be obligated in all other respects under those debt securities, and

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  continue to be contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to those debt securities.

        Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

  •
  the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of Northwest or NWA Corp.;

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  certain bankruptcy related defaults or events of default with respect to Northwest or NWA Corp. must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

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  Northwest must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities: will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance, and will be subject to Federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures;

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  Northwest must deliver to the trustee an officers' certificate and an opinion of counsel with respect to: compliance with the conditions precedent to the defeasance or covenant defeasance, and certain registration requirements under the Investment Company Act of 1940; and

  •
  any additional conditions to the defeasance or covenant defeasance which may be imposed on Northwest pursuant to the applicable indenture.

        The indentures require that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. Holders of the debt securities do not have recourse against that firm under the indentures. If the applicable prospectus supplement so indicates, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or any agency or instrumentality of the government issuing the currency in which debt securities of that series are payable. If the government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, Northwest will have no further obligation, and the holders of the debt securities will have no additional recourse against Northwest, as a result of the decrease in value or default. As described above, in the event of a covenant defeasance, Northwest remains contingently liable with respect to the payment of principal, premium, if any, and interest, if any, with respect to the debt securities.

        Northwest may exercise its defeasance option with respect to the debt securities even if it has previously exercised its covenant defeasance option.

        If Northwest exercises its defeasance option, payment of the debt securities may not be accelerated because of a default or an event of default. If Northwest exercises its covenant defeasance option, payment of the debt securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

        The applicable prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of a particular series.

The Trustee

        Unless otherwise provided in the prospectus supplement for a series of debt securities, U.S. Bank National Association, as successor to State Street Bank and Trust Company is the trustee under the indentures. Northwest and NWA Corp. also maintain banking and other commercial relationships with U.S. Bank National Association and its respective affiliates in the ordinary course of business and U.S. Bank National Association acts as trustee under several other indentures for NWA Corp. and Northwest.

DESCRIPTION OF WARRANTS

        Northwest may issue warrants to purchase debt securities. Northwest may issue warrants together with or separately from any debt securities offered by any prospectus supplement and, if it issues warrants together with debt securities, the warrants may be attached to or separate from the debt securities. Northwest will issue the warrants under one or more separate warrant agreements, all as set forth in the prospectus supplement relating to the particular issue of warrants. A form of warrant agreement for warrants sold attached to debt securities and a form of warrant agreement for warrants sold alone have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

        The statements in this prospectus relating to the warrants and the warrant agreements are summaries. You should refer to the warrant agreements for the complete terms of the warrants and the warrant agreements.

General

        If Northwest offers warrants, you should refer to the applicable prospectus supplement which accompanies this prospectus for a description of the specific terms of the warrants, including:

  •
  the specific designation and aggregate number of the warrants;

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  the offering price and the currency or composite currencies for which the warrants may be purchased;

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  the designation (including whether the debt securities are senior debt securities or subordinated debt securities), aggregate principal amount, currency or composite currencies and terms of the debt securities purchasable upon exercise of the warrants;

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  if warrants are issued together with any debt securities, the designation and terms of the debt securities with which the warrants are issued, and the number of warrants issued with the minimum denomination of each Debt Security;

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  if warrants are issued together with any debt securities, the date on and after which the warrants and the related debt securities will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of one warrant, and the price or the manner of determining the price and currency or composite currencies or other consideration, which may include debt securities, for which that principal amount of debt securities may be purchased;

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  the date on which the right to exercise the warrants will commence;

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  the date on which the right to exercise warrants will expire (the "expiration date");

  •
  the terms of any mandatory or optional redemption by Northwest;

  •
  certain Federal income tax consequences;

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  whether the certificates for warrants will be issued in registered or unregistered form; and

  •
  any other special terms of the warrants.

        Unless the applicable prospectus supplement specifies otherwise, the warrants will not be listed on any securities exchange.

        Holders of warrant certificates may exchange them for new warrant certificates, may present them (if in registered form) for registration of transfer and exchange, and may exercise them at an office or agency of the warrant agent maintained for that purpose. No service charge will be made for any transfer or exchange of warrant certificates, but Northwest may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities that they may purchase upon the exercise of the warrants. These rights include the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon the exercise or to enforce covenants in the indenture.

Exercise of Warrants

        Each warrant will entitle its holder to purchase the principal amount of debt securities

  •
  at the exercise price,

  •
  for the consideration and

  •
  during the period or periods, in each case as set forth in, or calculable from, the prospectus supplement relating to the warrants.

        Holders of warrants may exercise their warrants at any time during the specified period up to 5:00 P.M. New York City time on the warrant expiration date set forth in the applicable prospectus supplement. After the close of business on the warrant expiration date, or a later date to which the warrant expiration date may be extended by Northwest, unexercised warrants will become void.

        Holders of warrants may exercise their warrants by:

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  paying the warrant agent the amount provided in the applicable prospectus supplement required to purchase the debt securities purchasable upon the exercise of the warrants, and

  •
  providing the warrant agent with certain information set forth on the reverse side of the warrant certificate.

        Unless the applicable prospectus supplement specifies otherwise, when the warrant agent receives the payment and the warrant certificate properly completed and duly executed at the warrant agent office or any other office or agency indicated in the applicable prospectus supplement, Northwest will, as soon as practicable, issue and deliver the debt securities purchasable upon the exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the amount of unexercised warrants.

Modification of Warrant Agreements

        Northwest and the warrant agent may supplement or amend the warrant agreement, without the consent of any warrantholder, in order to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision contained in the warrant agreement, which may be defective or inconsistent with any other provisions; or

  •
  make other provisions in regard to matters or questions arising under the warrant agreement, which Northwest and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrantholders.

Global Warrants

        Unless otherwise provided in a prospectus supplement for a series of warrants, each series of warrants will be represented by one fully registered global certificate. Each global certificate will be

  •
  deposited with, or on behalf of, DTC and registered in the name of Cede"), or its nominee and

  •
  subject to the limitations and benefits described above under "Description of the Debt Securities—Global Debt Securities" (except that references to debt securities will be deemed references to warrants).

Warrant Agent

        Unless otherwise provided in the prospectus supplement for a series of warrants, U.S. Bank National Association, as successor to State Street Bank and Trust Company will act as the warrant agent under the warrant agreement. Northwest and NWA Corp. maintain banking and other commercial relationships with U.S. Bank National Association and its respective affiliates in the ordinary course of business. The warrant agent will act solely as an agent of Northwest in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

ERISA CONSIDERATIONS

        Unless otherwise indicated in the applicable prospectus supplement, interests in debt securities and warrants to purchase debt securities may, subject to certain legal restrictions, be held by any (i) "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, (ii) "plan" subject to Section 4975 of the Code and (iii) plan, account or other arrangement subject to any federal, state, local non-U.S. or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"). A fiduciary of any such plan, account or arrangement must determine that the purchase and holding of any interest in the debt securities or warrants to purchase debt securities, as applicable, is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

        Northwest may sell the offered securities in one or more of the following ways from time to time:

  •
  by or through underwriters,

  •
  by itself directly to investors or other persons,

  •
  through dealers or agents, or

  •
  through a combination of any of these methods of sale.

        The offered securities may be sold

  •
  at a fixed price or prices, which may be changed,

  •
  from time to time at market prices prevailing at the time of sale,

  •
  at prices related to those market prices, or

  •
  at negotiated prices.

        The prospectus supplement relating to an offering of offered securities will set forth the terms of that offering, including:

  •
  the name or names of any underwriters, dealers or agents involved in the offer and sale of the offered securities,

  •
  any underwriting compensation paid by Northwest to underwriters, dealers or agents in connection with the offering and any discounts, concessions or commissions allowed by underwriters to participating dealers,

  •
  the purchase price of the offered securities and the proceeds to Northwest from the sale,

  •
  any delayed delivery arrangements,

  •
  the initial public offering price, and

  •
  any securities exchanges on which the offered securities may be listed.

        Dealer trading may take place in certain of the offered securities, including offered securities not listed on any securities exchange. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may change.

        In connection with the sale of offered securities, underwriters may be deemed to have received compensation from Northwest in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

        If Northwest directly uses a dealer in the sale of offered securities, Northwest will sell the offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the terms of any of those sales.

        Northwest may offer and sell offered securities through agents designated by Northwest from time to time. The applicable prospectus supplement will set forth any commissions payable by Northwest to the agent. Unless the applicable prospectus indicates otherwise, the agent will be acting on a best efforts basis for the period of its appointment.

        Northwest may directly solicit offers to purchase offered securities and sell them directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the offered securities. The applicable prospectus supplement will describe the terms of any of those sales.

        Except as set forth in the applicable prospectus supplement, no director, officer or employee of Northwest or NWA Corp. will solicit or receive a commission in connection with direct sales by Northwest of the offered securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any of these direct sales.

        Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Underwriters, dealers and agents may be entitled, under agreements with Northwest and NWA Corp., to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 as a result of material misstatements and omissions. Underwriters, dealers and agents may also be entitled to reimbursement by Northwest and NWA Corp. for certain expenses. Underwriters, dealers and agents may engage in transactions with, or perform services for, NWA Corp., Northwest and NWA Corp.'s other subsidiaries in the ordinary course of business.

        If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price indicated in the prospectus supplement through delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

        If Northwest uses an underwriter or underwriters in the sale of any Offered Securities, the applicable prospectus supplement will contain a statement as to the underwriters' intention, if any, at the date of the prospectus supplement to make a market in the Offered Securities. No assurances can be given that there will be a market for the Offered Securities.

        The applicable prospectus supplement will set forth the place and time of delivery for the offered securities. Northwest will issue the debt securities that are issuable upon exercise of warrants upon payment of the exercise price and otherwise in accordance with the relevant terms applicable to the warrants as described in the applicable prospectus supplement.

LEGAL OPINIONS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities, the guarantee of NWA Corp. and warrants offered by this prospectus will be passed upon for Northwest and NWA Corp. by Simpson Thacher & Bartlett LLP, New York, New York. In rendering that opinion, Simpson Thacher & Bartlett LLP will be relying as to matters of Minnesota law on an opinion from the Vice President, Law and Secretary of NWA Corp. and Northwest.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of NWA Corp., as set forth in their report, which is included in NWA Corp.'s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in this prospectus. Such consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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PRESENTATION OF INFORMATION
SUMMARY
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
THE UNDERWRITER
LEGAL OPINIONS
EXPERTS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in millions except per share amounts)
NORTHWEST AIRLINES CORPORATION

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS